NEWS RELEASE

CONTACT: Jerry Sleve

Vice President - Administration

Phone: (607) 936-3758 ext. 223

Fax: (607) 936-2844

Date: January 7, 2011

FOR IMMEDIATE RELEASE

Corning Natural Gas Completes Major Pipeline Upgrades

Corning, N.Y. (Friday, January 7, 2011) - Corning Natural Gas Corporation ("CNG") has completed two significant infrastructure upgrades which have markedly changed the nature of the company. A multi-million dollar project to upgrade pipeline infrastructure in the Town of Caton was completed this week. The project significantly improves the Company's ability to transport Marcellus Shale gas from Pennsylvania to Corning's customers in New York. With completion of this project, Corning is now moving locally produced Marcellus gas to its customers, thereby reducing gas costs. The completion of this project puts Corning in the forefront of moving local gas to local markets.

The second project included the construction of more than a mile of high pressure, large diameter steel pipeline that allows a significant increase in delivery volumes to the growing gas needs in the Town of Erwin, Gang Mills and the western portion of our service territory. "The benefits of this project are two-fold," said Jerry Sleve, Vice President of Administration. "First, there is an increased reliability of supply to all our customers and second, it will allow for growth in the affected communities. The Erwin upgrade project increases the volume of gas that can be delivered to our residential, commercial and industrial customers. This is true whether the increased demand is related to weather, customer growth or increased manufacturing activity."

Corning Natural Gas Corporation, incorporated in 1904 as a New York State public utility continues to provide safe, reliable natural gas service to nearly 15,000 residential, commercial and industrial customers in the Southern Tier and Central regions of New York State. Learn more at www.corninggas.com

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that we make in this press release, including statements about our confidence in the company's prospects and strategies are forward-looking statements within the meaning of section 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like "believe," "expect," "will," "should," "intend," "plan," or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning.

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